Exhibit 21

Subsidiaries of WireCo WorldGroup (Cayman) Inc.

Name	State or Jurisdiction of Formation

1295728 Alberta ULC	Canada

Aceros Camesa S.A. de C.V.	Mexico

Albino, Maia & Santos, Unipessoal, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Limitada	Portugal

Casar Drahtseilwerk Saar GmbH	Germany

Corcam S.A. de C.V.	Mexico

Drumet Liny i Druty Sp. z o.o.	Poland

Drumet s.r.o.	Slovak Republic

Incam S.A. de C.V.	Mexico

WireCo WorldGroup Portugal Holdings, SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Drumet Drahtseile GmbH	Germany

Oliveira Holland B.V.	Netherlands

WireCo Mex, S. de. R.L. de C.V.	Mexico

WireCo WorldGroup B.V.	Netherlands

WireCo WorldGroup Inc.	Delaware

WireCo WorldGroup Poland Holdings Sp. z o.o.	Poland

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

Wire Rope Corporation de Mexico I, S. de R.L. de C.V.	Mexico

Wireline Works Partnership	Canada

WISCO WireCo Wire Rope Co., Ltd.	China

WRCA Canadian Holdings (Luxembourg) S. A´ R.L.	Luxembourg

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.A´ R.L.	Luxembourg

WRCA Hong Kong Holding Company Ltd.	China

WRCA (Luxembourg) Holdings S. A´ R.L.	Luxembourg

WRCA (Luxembourg) S.A´ R.L.	Luxembourg

WRCA LLC	Delaware

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WRCA US Holdings Inc.	Delaware

WireCo WorldGroup Comercial, Unipessoal, Lda.	Portugal

Drumet CZ, s.r.o.	Czech Republic